Exhibit 99.1

[Altra Industrial Motion, Inc. logo]               Altra Industrial Motion, Inc.
                                                   14 Hayward Street
                                                   Quincy, MA 02171
                                                   Tel  617-328-3300
                                                   Fax  617-479-6238


                ALTRA INDUSTRIAL MOTION ANNOUNCES RESULTS FOR THE
                      FOURTH QUARTER 2005 AND YEAR END 2005


QUINCY, MA -- April 28, 2006

Altra Industrial Motion, Inc. announced that net income for the fourth quarter ended December 31, 2005 was $2.0 million. Fourth quarter 2005 revenues were $90.2 million, a 19.6% increase over the fourth quarter of 2004. The gross profit for the fourth quarter increased to 27.8% from 25.2% in the third quarter. For 2005, net income was $4.4 million, while revenues were $363.5 million, a 19.7% increase over the year for 2004. Gross profit for 2005 was 25.2% versus 23.2% in 2004. Revenue performance was primarily due to strength in several key markets including primary metals, energy, mining and aerospace.

Michael L. Hurt, CEO, said "We are pleased with our first full year and we are very optimistic about 2006. Our incoming orders for the fourth quarter continued to be strong and were 5.3% higher than the fourth quarter of 2004. These orders helped to increase our backlog to $100.7 million, an 11.1% increase over December 2004."

                          Altra Industrial Motion, Inc.

Statement of Operations Data:          4th Quarter 2005     Year Ended 2005
In Thousands of Dollars                (13 weeks ended)     (52 weeks ended)
                                       December 31, 2005    December 31, 2005
                                         (Unaudited)           (Audited)
                                          ----------           ----------

Net sales                                 $  90,205            $ 363,465
Cost of sales                                65,130              271,952
                                          ----------           ----------
Gross profit                                 25,075               91,513
Selling, general and administrative          16,579               66,104
                                          ----------           ----------
expenses
Operating income                              8,496               25,409
Interest expense                              4,252               17,065
Other (Income) expense                          (20)                 (17)
                                          ----------           ----------
Income before taxes                           4,264                8,361
Income taxes                                  2,252                3,917
                                          ----------           ----------
Net income                                $   2,012            $   4,444
                                          ==========           ==========
Other Financial Data:
Depreciation & amortization               $   3,069            $  13,232

                          Altra Industrial Motion, Inc.

                                      December 31, 2005       December 31, 2004
Balance Sheet Data:                   -----------------       -----------------
In Thousands of Dollars                               (Audited)
Assets:
  Cash and cash equivalents               $   10,060              $   4,729
  Trade receivables, net                      46,441                 45,969
  Inventories, net                            54,654                 56,732
  Property, plant and equipment, net          66,393                 68,006
Liabilities:
  Current liabilities                     $   64,096              $  56,123
  Long-term debt                             159,574                158,740
Capex                                     $    6,199             $    3,778

Altra Industrial Motion, Inc. is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. Our leading brands are Ameridrives, Boston Gear, Warner Electric, Formsprag Clutch, Industrial Clutch, Kilian, Marland Clutch, Nuttall Gear, Stieber and Wichita Clutch.

This press release includes statements which are forward looking within the meaning of applicable securities laws. These statements may include or imply projections of future performance that are based upon the company's expectations or assumptions. These expectations and assumptions, as well as the company's future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in the company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission. Altra Industrial Motion, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.

                    SOURCE: Altra Industrial Motion documents

                                       ###
CONTACT INFORMATION:

David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com